Exhibit 99.1

July 29, 2022

Dear Unitholder:

We previously sent to you proxy materials for the Special Meeting of Unitholders of Blueknight Energy Partners, L.P., to be held on August 16, 2022. Blueknight’s Board of Directors unanimously recommends that unitholders vote FOR the proposed merger with an Ergon Asphalt & Emulsion, Inc. subsidiary.

Your vote is important, no matter how many or how few units you may own. If you have not already done so, please vote TODAY by telephone, via the Internet, or by signing, dating, and returning the enclosed proxy card in the envelope provided.

Very truly yours,

DUKE R. LIGON

Chairman, Board of Directors

Blueknight Energy Partners G.P., L.L.C.,

General Partner of Blueknight Energy Partners, L.P.

REMEMBER:
You can vote your units by telephone, or via the Internet. Please follow the easy instructions on the enclosed proxy card.

If you have any questions, or need assistance in voting your units, please call our proxy solicitor:

INNISFREE M&A INCORPORATED, TOLL-FREE at (877) 750-0870.

Additional information on reverse.

Additional Information and Where You Can Find It

In connection with the transaction referred to in this material, Blueknight has filed with the Securities and Exchange Commission (“SEC”) and mailed to Blueknight’s unitholders a proxy statement and other relevant documents, including a Schedule 13E-3. This material is not a substitute for the proxy statement or the Schedule 13E-3 or for any other document that Blueknight may file with the SEC and send to Blueknight’s unitholders in connection with the proposed transaction. INVESTORS AND UNITHOLDERS OF BLUEKNIGHT ARE URGED TO READ THE PROXY STATEMENT AND THE SCHEDULE 13E-3 AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of the proxy statement and other documents filed with the SEC by Blueknight through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Blueknight are available free of charge through Blueknight’s website at www.bkep.com in the “Investors” tab near the left of the page, or by contacting Blueknight’s Investor Relations Department at (918) 237-4032.

Participants in the Solicitation

Blueknight, Ergon, Inc., and certain of their directors, executive officers and employees may be deemed participants in the solicitation of consents from Blueknight unitholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the unitholders of Blueknight in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the consent statement/prospectus filed with the SEC. Information about the directors and executive officers of Blueknight and their ownership of Blueknight common and preferred units is set forth in Blueknight’s Form 10-K for the year ended December 31, 2021, as previously filed with the SEC on March 9, 2022. Free copies of these documents may be obtained as described in the paragraphs above.